Exhibit 10.33

A123 SYSTEMS, INC.

Executive Retention Agreement

THIS EXECUTIVE RETENTION AGREEMENT by and between A123 Systems, Inc., a Delaware corporation (the “Company”), and                      (the “Executive”) is made as of                     , 2009 (the “Effective Date”).

WHEREAS, the Company recognizes that the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company’s key personnel without distraction from the possibility of a change in control of the Company and related events and circumstances.

NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated under the circumstances described below.

1.       Key Definitions.

As used herein, the following terms shall have the following respective meanings:

1.1           “Change in Control” means the sale of all or substantially all of the capital stock (other than the sale of capital stock to one or more venture capitalists or other institutional investors pursuant to an equity financing (including a debt financing that is convertible into equity) of the Company approved by a majority of the Board), assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the individuals and entities who were beneficial owners of the Common Stock immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

1.2           “Change in Control Date” means the first date during the Term (as defined in Section 2) on which a Change in Control occurs.  Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.

1.3           “Cause” means:

(a)           A good faith finding by a majority of the Board (excluding the vote of the Executive, if then a member of the Board) that (1) the Executive has failed to perform his or her reasonably assigned material duties for the Company; (2) the Executive has engaged in gross negligence or willful misconduct, which has or is expected to have a material detrimental effect on the Company, (3) the Executive has engaged in fraud, embezzlement or other material dishonesty, (4) the Executive has engaged in any conduct which would constitute grounds for termination for violation of the Company’s policies in effect at that time; or (5) the Executive has breached any material provision of any nondisclosure, invention assignment, non-competition or other similar agreement between the Executive and the Company and, if amenable to cure, has not cured such breach after reasonable notice from the Company; or

(b)           The conviction by the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony.

1.4           “Good Reason” means the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (d) below.

(a)           the assignment to the Executive of duties that involve materially less authority and responsibility for the Executive and are materially inconsistent with the Executive’s position, authority or responsibilities in effect immediately prior to the earliest to occur of (i) the Change in Control Date, (ii) the date of the execution by the Company of the initial written agreement or instrument providing for the Change in Control or (iii) the date of the adoption by the Board of a resolution providing for the Change in Control (with the earliest to occur of such dates referred to herein as the “Measurement Date”);

(b)           relocation of the Executive’s primary place of business to a location that results in an increase in the Executive’s daily one way commute of at least thirty (30) miles; or

(c)           reduction of the Executive’s annual base salary without the Executive’s prior consent (other than in connection with, and substantially proportionate to, reductions by the Company of the annual base salary of more than 75% of its employees); or

(d)           the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement, as required by Section 5.1.

Notwithstanding the occurrence of any of the foregoing events or circumstances, such occurrence shall not be deemed to constitute Good Reason unless (x) the Executive gives the Company a Notice of Termination (as defined in Section 3.2(a)) no more than 90 days after the initial existence of such event or circumstance and (y) such event or circumstance has not been fully corrected and the Executive has not been reasonably compensated for any losses or damages resulting therefrom within 30 days of the Company’s receipt of the Notice of Termination.

1.5           “Disability” means the Executive’s absence from the full-time performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

2.       Term of Agreement.  This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of (a) the expiration of the Term (as defined below) if a Change in Control has not occurred during the Term, (b) the termination of the Executive’s employment with the Company by the Executive prior to the Change in Control Date, (c) the date 24 months after the Change in Control Date, if the Executive is still employed by the Company as of such later date, or (d) the fulfillment by the Company of all of its obligations under Section 4 if the Executive’s employment with the Company is terminated by the Company without Cause or terminates within 24 months following the Change in Control Date.  “Term” shall mean the period commencing as of the Effective Date and continuing in effect through December 31, 2012; provided, however, that commencing on January 1, 2013 and each January 1 thereafter, the Term shall be automatically extended for one additional year unless, not later than 90 days prior to the scheduled expiration of the Term (or any extension thereof), the Company shall have given the Executive written notice that the Term will not be extended.

3.       Employment Status; Termination.

3.1           Not an Employment Contract.  The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time.  If the Executive’s employment with the Company terminates for any reason and subsequently a Change in Control shall occur, the Executive shall not be entitled to any benefits hereunder except as otherwise provided pursuant to Section 4.2(b) or 4.2(c), as applicable.

3.2           Termination of Employment Following Change in Control.

(a)           If the Change in Control Date occurs during the Term, any termination of the Executive’s employment by the Company or by the Executive within 24 months following the Change in Control Date (other than due to the death of the Executive) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 6.  Any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the Date of Termination (as defined below).  The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be fewer than 10 days or more than 60 days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to the Executive’s death, or the date of the Executive’s death, as the case may be.  In the event the Company fails to satisfy the requirements of Section 3.2(a) regarding a Notice of Termination, the purported termination of the Executive’s employment pursuant to such Notice of Termination shall not be effective for purposes of this Agreement.

(b)           The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(c)           Any Notice of Termination for Cause given by the Company must be given within 90 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Cause.

(d)           Any Notice of Termination for Good Reason given by the Executive must be given in accordance with the provisions set forth in Section 1.4.

4.       Benefits to Executive.

4.1           Stock Acceleration in Connection with Change in Control.

(a)           Automatic Acceleration.  If the Change in Control Date occurs during the Term, then, effective upon the Change in Control Date, (a) the vesting schedule of each outstanding option held by the Executive to purchase shares of Common Stock of the Company held by the Executive shall be accelerated in part so that the option shall become exercisable for an additional number of shares equal to 50% of the shares of Common Stock subject to the option which are unvested immediately prior to such Change in Control; the remaining 50% of such number of shares shall continue to become vested in accordance with the original vesting schedule set forth in the applicable option agreement, except that the actual number of shares vesting on each subsequent vesting date shall be reduced by 50%; and (b) the number of unvested shares with respect to each restricted stock award held by the Executive immediately following the Change in Control shall be reduced by 50% of the number of unvested shares; the remaining unvested shares shall continue to vest in accordance with the original schedule set forth in the applicable restricted stock agreement, except that the number of shares of Common Stock vesting on each subsequent vesting date shall be reduced by the same percentage that the number of unvested shares was reduced immediately following the Change in Control.

(b)           Termination Without Cause or For Good Reason.  If the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Executive for Good Reason within 24 months following the Change in Control Date, then, provided that the Executive Release (as defined in Section 4.5) becomes effective, (a) each outstanding option to purchase shares of Common Stock of the Company held by the Executive shall become immediately exercisable in full; and (b) each restricted stock award held by the Executive immediately following the Change in Control shall be deemed to be fully vested and will no longer be subject to a right of repurchase by the Company.

4.2           Compensation.  If the Executive’s employment with the Company is terminated under the circumstances described below, the Executive shall be entitled to the following benefits, provided that the Executive Release becomes effective:

(a)           Termination Without Cause or for Good Reason After a Change in Control.  If the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Executive for Good Reason within 24 months following the Change in Control Date, then the Executive shall be entitled to the following benefits, commencing in accordance with the terms set forth in Section 4.6:

(i)            a payment of twelve (12) months base salary, to be paid in accordance with the Company’s customary payroll practices as are established or modified from time-to-time.

(ii)           for twelve (12) months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable benefit plans in effect on the Measurement Date; provided, however, that (1) if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive and his/her family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his/her family and (2) to the extent such payments are taxable and/or extend beyond the period of time during which the Executive would be entitled (or would, but for this clause (2)) to COBRA continuation coverage under a group health plan of the Company, such payments shall be made on a monthly basis; and

(iii)          payment, to be paid after the Date of Termination in a lump sum on the first payroll period following the date the Executive Release becomes effective, equal to the pro rata portion of the bonus payment, if any, paid (or earned, if not yet paid) to the Executive for the most recent fiscal year ended prior to the Date of Termination, with such pro rata amount equal to the product of the amount of such prior bonus payment multiplied by a fraction, (1) the numerator of which is the number of days in the current fiscal year prior to the Date of Termination and the (2) denominator of which is 365.

(b)           Termination for Cause.  If the Company terminates the Executive’s employment with the Company for Cause within 24 months following the Change in Control Date, then the Company shall pay the Executive, in a lump sum in cash within 30 days after the Date of Termination, the Executive’s earned and unpaid salary through the Date of Termination; and

(c)           Termination without Cause prior to a Change in Control.  If the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) prior to a Change in Control, then the Executive shall be entitled to the following benefits, commencing in accordance with the terms set forth in Section 4.6:

(i)            a payment of six (6) months base salary, to be paid in accordance with the Company’s customary payroll practices as are established or modified from time-to-time.

(ii)           for six (6) months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable benefit plans in effect on the date of employment termination; provided, however, that (1) if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive and his/her family as those being provided by the

Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his/her family and (2) to the extent such payments are taxable and/or extend beyond the period of time during which the Executive would be entitled (or would, but for this clause (2)) to COBRA continuation coverage under a group health plan of the Company, such payments shall be made on a monthly basis.

4.3           Taxes.

(a)          Notwithstanding any other provision of this Agreement, except as set forth in Section 4.3(b), in the event that the Company undergoes a  “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to the Executive a portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)) for the Executive.  For purposes of this Section 4.3, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b)           Notwithstanding the provisions of Section 4.3(a), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 110% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to him (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes).  The override of such reduction in Contingent Compensation Payments pursuant to this Section 4.3(b) shall be referred to as a “Section 4.3(b) Override.”  For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(c)           For purposes of this Section 4.3 the following terms shall have the following respective meanings:

(i)            “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii)           “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d)           Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 4.3(d).  Within 30 days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Section 4.3(b) Override is applicable.  Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that he agrees with the Company’s determination pursuant to the preceding sentence, in which case he shall indicate, if applicable, which Contingent Compensation Payments, or portions thereof (the aggregate amount of which, determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision, shall be equal to the Eliminated Amount), shall be treated as Eliminated Payments or (B) that he disagrees with such determination, in which case he shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, (iii) whether the Section 4.3(b) Override is applicable, and (iv) which (if any) Contingent Compensation Payments, or portions thereof (the aggregate amount of which, determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision, shall be equal to the Eliminated Amount, if any), shall be treated as Eliminated Payments.  In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final.  If and to the extent that any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 4.3, then the payments shall be reduced or eliminated, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting of equity awards in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the Eliminated Payments.  If the Executive states in the Executive Response that he agrees with the Company’s determination, the Company shall make the Potential Payments to the Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).  If the Executive states in the Executive Response that he disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute.  If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The Company shall, within three business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).  The balance of the Potential Payments shall be made within three business days following the resolution of such dispute.  Subject to the limitations contained in Sections 4.3(a) and (b) hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by amount of the accrued interest thereon computed at the prime rate announced from time to time by The Wall Street Journal, compounded monthly from the date that such payments originally were due.

(e)           The provisions of this Section 4.3 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.

4.4           Payments subject to Section 409A.

(a)           Subject to this Section 4.4, any severance payments or benefits under this Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of the Executive’s termination of employment.  The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under this Agreement:

(i)            It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”).  Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(ii)           If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

(iii)         If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(1)           Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(2)           Each installment of the severance payments and benefits due under this Agreement that is not described in Section 4.4(a)(iii)(1) above and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.

(b)           The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Section 4.4(b), “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A.1(h)(3).

(c)           All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(d)           Notwithstanding anything herein to the contrary, the Company shall have no liability to the Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

4.5           Outplacement Assistance. In the event the Executive is terminated by the Company (other than for Cause, Disability or death), or in the event the Executive terminates employment for Good Reason within 24 months following the Change in Control Date, the Company shall provide outplacement services through one or more outside firms of the Executive’s choosing up to an aggregate of $12,000, with such services to extend until the earlier of (i) six months following the termination of Executive’s employment or (ii) the date the Executive secures full time employment.

4.6           Release.  The obligation of the Company to make the payments and provide the benefits to the Executive under Sections 4.2(a) and 4.2(c) is conditioned upon the Executive signing a release of claims, in a customary and reasonable form requested by the Company (the “Executive Release”), and upon the Executive Release becoming effective in accordance with its terms, within sixty (60) days following the Date of Termination.  The Company shall commence the payments and benefits under Sections 4.2(a) and 4.2(c) on the first payroll period following the date the Executive Release becomes effective; provided, however, that if the 60th day following the Date of Termination falls in the calendar year following the year of the Executive’s termination of employment, the payment will be made no earlier than the first payroll period of such later calendar year; and provided further that the payment of any amounts pursuant to Sections 4.2(a) and 4.2(c) shall be subject to the terms and conditions set forth in Section 4.4.

5.       Successors.

5.1           Successor to Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.  As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

5.2           Successor to Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amount would still be payable to the Executive or his/her family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

6.       Notice.  All notices, instructions and other communications given hereunder or in connection herewith shall be in writing.  Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at Watertown, Massachusetts, and to the Executive at the Executive’s address indicated on the signature page of this Agreement (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith).  Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

7.       Miscellaneous.

7.1           Employment by Subsidiary.  For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.

7.2           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

7.3           Injunctive Relief.  The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.

7.4           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

7.5           Waiver of Right to Jury Trial.  Both the Company and the Executive expressly waive any right that any party either has or may have to a jury trial of any dispute arising out of or in any way related to the matters covered by this Agreement.

7.6           Waivers.  No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

7.7           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

7.8           Tax Withholding.  Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

7.9           Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein, including without limitation outstanding option agreements or letter agreements governing outstanding options.

7.10         Amendments.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

7.11         Executive’s Acknowledgements.  The Executive acknowledges that he/she:  (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; and (d) understands that the law firm of Wilmer Cutler Pickering Hale and Dorr LLP is acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and is not acting as counsel for the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

A123 SYSTEMS, INC.

By:

Title:

[NAME OF EXECUTIVE]

Address:

A123 Systems, Inc.

Arsenal on the Charles

321 Arsenal Street

Watertown, MA 02472

March      , 2011

To:  [Executive Name]

Re:  Amendments to Executive Retention Agreement

Reference is hereby made to that certain Executive Retention Agreement (the “Agreement”) entered into between you and A123 Systems, Inc. (the “Company”), pursuant to which the Company agreed to provide you with severance benefits in the event your employment with the Company is terminated under certain circumstances, including a change in control of the Company.

The purpose of this letter is to inform you that the terms of the Agreement have been amended as follows:

Section 4.2(a) — Termination Without Cause or for Good Reason after a Change in Control

•                  Section 4.2(a)(iii) is deleted in its entirety and replaced with the following:

(iii)                               payment, to be paid after the Date of Termination in a lump sum on the first payroll period following the date the Executive Release becomes effective, equal to the total bonus payment that would be due to the Executive under the Company’s Executive Bonus Plan (the “Plan”) for the then-current fiscal year calculated at 100% of the applicable Plan targets.

Section 4.2(c) - Termination Without Cause prior to a Change in Control

•                  Section 4.2(c)(i) is deleted in its entirety and replaced with the following:

(i)                                     a payment of twelve (12) months base salary, to be paid in accordance with the Company’s customary payroll practices as are established or modified from time-to-time.

•                  Section 4.2(c)(ii) is deleted in its entirety and replaced with the following:

(ii)                                  for twelve (12) months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable benefit plans in effect on the date of employment termination; provided, however, that (1) if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive and his/her family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his/her family and (2) to the extent such payments are taxable and/or extend beyond the period of time during which the Executive would be entitled (or would, but for this clause (2)) to COBRA continuation coverage under a group health plan of the Company, such payments shall be made on a monthly basis.

The Agreement, as supplemented and modified by this letter, contains the entire agreement between the parties with respect to the subject matter thereof and amends, restates and supersedes all prior and contemporaneous arrangements or understandings with respect thereto.

Upon the effectiveness of this letter, on and after the date hereof, each reference in the Agreement to “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to such Agreement as amended hereby.  Except as specifically amended above, the Agreement shall remain in full force and effect.

If you have any questions regarding the foregoing amendments, please contact me.

Very truly yours,

A123 Systems, Inc.

By:
John Granara
Interim CFO

A123 Systems, Inc.

Arsenal on the Charles

321 Arsenal Street

Watertown, MA 02472

March     , 2011

To:  Dave Vieau

Re:  Amendments to Executive Retention Agreement

Reference is hereby made to that certain Executive Retention Agreement (the “Agreement”) entered into between you and A123 Systems, Inc. (the “Company”), pursuant to which the Company agreed to provide you with severance benefits in the event your employment with the Company is terminated under certain circumstances, including  a change in control of the Company.

The purpose of this letter is to inform you that the terms of the Agreement have been amended as follows:

Section 4.2(a) — Termination Without Cause or for Good Reason after a Change in Control

•                  Section 4.2(a)(i) is deleted in its entirety and replaced with the following:

(i)                                    a payment of twenty-four (24) months base salary, to be paid in accordance with the Company’s customary payroll practices as are established or modified from time-to-time.

•                  Section 4.2(a)(ii) is deleted in its entirety and replaced with the following:

(ii)                                  for twenty-four (24) months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable benefit plans in effect on the Measurement Date; provided, however, that (1) if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive and his/her family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his/her family and (2) to the extent such payments are taxable and/or extend beyond the period of time during which the Executive would be entitled (or would, but for this clause (2)) to COBRA continuation coverage under a group health plan of the Company, such payments shall be made on a monthly basis;

•                  Section 4.2(a)(iii) is deleted in its entirety and replaced with the following:

(iv)                              payment, to be paid after the Date of Termination in a lump sum on the first payroll period following the date the Executive Release becomes effective, equal to the total bonus payment that would be due to the Executive under the Company’s Executive Bonus Plan (the “Plan”) for the then-current fiscal year calculated at 100% of the applicable Plan targets.

Section 4.2(c) - Termination Without Cause prior to a Change in Control

•                  Section 4.2(c)(i) is deleted in its entirety and replaced with the following:

(iii)                            a payment of twelve (12) months base salary, to be paid in accordance with the Company’s customary payroll practices as are established or modified from time-to-time.

•                  Section 4.2(c)(ii) is deleted in its entirety and replaced with the following:

(iv)                               for twelve (12) months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable benefit plans in effect on the date of employment termination; provided, however, that (1) if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive and his/her family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his/her family and (2) to the extent such payments are taxable and/or extend beyond the period of time during which the Executive would be entitled (or would, but for this clause (2)) to COBRA continuation coverage under a group health plan of the Company, such payments shall be made on a monthly basis.

The Agreement, as supplemented and modified by this letter, contains the entire agreement between the parties with respect to the subject matter thereof and amends, restates and supersedes all prior and contemporaneous arrangements or understandings with respect thereto.

Upon the effectiveness of this letter, on and after the date hereof, each reference in the Agreement to “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to such Agreement as amended hereby.  Except as specifically amended above, the Agreement shall remain in full force and effect.

If you have any questions regarding the foregoing amendments, please contact me.

Very truly yours,

A123 Systems, Inc.

By:
John Granara
Interim CFO